                                                                    EXHIBIT 12.1


                           SEAGULL ENERGY CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)


                                           Six
                                         Months
                                          Ended                       Year Ended December 31,
                                         June 30,    -------------------------------------------------------------
                                           1997         1996         1995        1994          1993         1992
                                          -------      -------     -------     --------       -------      -------
 Earnings (loss) before income taxes
    and cumulative effect of changes
    accounting principles                $ 45,335     $ 54,856     $ 1,044     $   (665)     $ 44,297     $ 10,541

 Fixed Charges:
    Interest expense                       19,995       44,842      52,978        51,674       36,854       17,820
    Capitalized interest                    3,422        2,598       1,242           655          880          873
                                          -------      -------     -------     --------       -------      -------

 Total fixed charges                     $ 23,417     $ 47,440     $ 54,220     $ 52,329     $ 37,734     $ 18,693
                                         ========     ========     ========     ========     ========     ========

 Earnings (loss) plus fixed charges
    excluding capitalized interest       $ 65,330     $ 99,698     $ 54,022     $ 51,009     $ 81,151     $ 28,361
                                         ========     ========     ========     ========     ========     ========

 Ratio of earnings to fixed charges          2.79         2.10         1.00         0.97         2.15         1.52
                                         ========     ========     ========     ========      =======     ========



 (1) On October 3, 1996, the Company acquired Global Natural Resources, Inc. ("Global") in a stock-for-stock merger accounted for as a pooling of interests. Accordingly, the financial statements of the Company for the period prior to October 3, 1996 have been restated to combine the results of Seagull and Global. For purposes of computing the ratio of earnings to fixed charges: (i) earnings consist of income from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles plus fixed charges as described below, excluding capitalized interest for the period and (ii) fixed charges consist of interest expensed and capitalized and amortization of debt discount and expense relating to indebtedness.

 (2) For the year ended December 31, 1994, the amount of earnings was not adequate to cover fixed charges by $1,059.